Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO TO ACQUIRE FACILITIES
IN TEXAS, MISSISSIPPI

CRANFORD, NJ, January 7, 2008 – Metalico, Inc. (AMEX: MEA) announced today that it has entered into separate agreements to purchase substantially all of the operating assets of two affiliated catalytic converter recyclers located in Texas and Mississippi.

American CatCon Holdings, LLC, recovers platinum group metals from scrap ceramic and metallic substrate automotive catalytic converters at its principal location in Buda, Texas, in the metropolitan Austin area. The Texas company also maintains a buying center in Dallas. American Cat Con, LLC conducts a similar business in Gulfport, Mississippi. Both companies are owned and operated by members of the Hickman family. Allen W. Hickman, Jr., the founder of the Texas seller, will be joining Metalico as general manager of the combined operation. The buyer will be retaining all of the sellers’ management and operational employees.

Metalico, a leading scrap metal recycler and lead products fabricator, already competes in the catalytic converter recycling business through its Federal Autocat subsidiary in Newark, New Jersey and its Hypercat Coating subsidiary in West Chester, Pennsylvania. Both of the announced purchases will be made by Metalico CatCon, Inc., a wholly owned subsidiary.

The Texas and Mississippi companies combined to generate approximately $122.5 million in revenues (unaudited) in fiscal 2007.

“These acquisitions provide us with an opportunity to further expand our catalytic converter business both geographically and in terms of volume with a pair of well-run and rapidly growing companies,” said Carlos E. Agüero, Metalico’s President and Chief Executive Officer. “They also fit perfectly with our strategy to be broadly diversified in metal recycling along with our base-metals recycling operations.

“In addition, we continue to see a robust pipeline of high-caliber acquisition opportunities in new, existing, and contiguous geographic markets,” Agüero said. “Provided that debt and equity capital markets are accessible on commercially acceptable terms, Metalico intends to be very active on the acquisition front in 2008.

“We are currently in advanced stages of due diligence and negotiations with significant additional ferrous and non-ferrous scrap recycling operations. We can never be sure we’ll get everything done, but if we’re successful we anticipate major increases in our assets and revenues in 2008 over and above what the CatCon acquisitions will provide.

The aggregate purchase price for the two acquisitions is approximately $23.7 million, subject to additional closing adjustments for both sellers’ net working capital at closing in excess of predetermined amounts, plus 500,000 shares of Metalico stock. Metalico CatCon will also make an annual payment to the Texas company for each of 2008, 2009, 2010, and 2011 if the acquired assets perform over a predetermined income level during such years. The purchase price includes an allocation for real property in Gulfport, Mississippi and the assumption of certain debts of the sellers. The buyer will also receive an option to buy the real property used by the Texas seller in Buda.

Each transaction is subject to the satisfaction of customary conditions but is expected to close in the first quarter of 2008. The closing of each acquisition expressly requires the closing of the other. Notwithstanding, there can be no assurance that the conditions to closing will be met or that either transaction will be consummated in the first quarter or at all.

Metalico was assisted by Dresner Partners in arranging the transactions.

Metalico, Inc. is a rapidly growing holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates eleven recycling facilities through New York, Pennsylvania, Ohio and New Jersey and five lead fabrication plants in Alabama, Illinois, Nevada, and California. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

Forward-looking Statements

This news release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements with respect to the closings of the acquisitions of the Texas and Mississippi companies, as well as Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

CONTACTS:

Carlos E. Agüero, President
Michael J. Drury, Executive Vice President
Metalico, Inc.
(908) 497-9610
Fax: (908) 497-1097
info@metalico.com

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